EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Eve Callahan

SVP, Corporate Communications

Umpqua Holdings Corporation

503-727-4188

evecallahan@umpquabank.com

UMPQUA HOLDINGS CORPORATION NAMES SUSAN F. STEVENS

TO BOARD OF DIRECTORS

PORTLAND, Ore. – October 1, 2012 – Umpqua Holdings Corporation (NASDAQ:UMPQ), the parent company of Umpqua Bank, has appointed Susan F. Stevens to its board of directors effective September 27, 2012.

Stevens is recently retired from J.P. Morgan Chase, where she served as managing director, head of corporate banking for the Americas. The position was the culmination of a career spanning more than 30 years in the banking industry that involved amassing broad-based industry knowledge and expertise in client management, capital markets and risk management.

“Susan brings a terrific depth of knowledge and expertise to Umpqua’s board,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Her deep background in banking will add valuable perspective as the board and management team continue to advance the company’s growth strategy, and we are pleased to welcome her to Umpqua.”

Before joining J.P. Morgan Chase, Stevens served as executive vice president of the capital markets group at Wells Fargo Bank, overseeing loan syndications and real estate securitizations, real estate advisory and asset management. Previously, Stevens spent more than a decade at Bank of America.

Stevens currently sits on the board of trustees at Thunderbird School of Global Management in Glendale, Ariz., and has served as a board member of the Neighborhood Coalition for Shelter in New York for 15 years. She also is active with Golden Seeds, a New York-based angel investment group. Stevens earned a master’s degree in global management from Thunderbird School of Global Management and a bachelor’s degree in psychology from the University of Oregon.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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